Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226964 on Form S-8 of our report dated March 13, 2019, relating to the consolidated financial statements of Vaccinex, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), appearing in this Annual Report on Form 10-K of Vaccinex, Inc. for the year ended December 31, 2018.

/s/   Deloitte & Touche LLP

Rochester, New York

March 13, 2019